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                                                                  EXHIBIT 10.21

          MRV COMMUNICATIONS INC. INCENTIVE PLAN FOR GRANT OF WARRANTS
                           TO EMPLOYEES SUBSIDIARIES

1. MRV hereby grants 330,000 warrants to the employees of its subsidiaries as listed on the attached exhibit A and in the quantities to each as indicated thereon.

2. These are warrants for the purchase of MRV communications Inc. common stock. Each warrant shall be exercisable for the purchase of one share of MRV common stock, The terms and conditions of the warrant form as shown in exhibit B describe the terms and conditions of this plan with respect to these warrants.

3.       The exercise price of the warrants will be as follows:

         A. 110,000 warrants at an exercise price of $12.75 as determined by the fair market value of MRV shares on the date of the awards of these warrants, being July 1, 1995.

         B. 220,000 warrants at an exercise price of $14.25 as determined by the fair market value of MRV shares on the date of the award of these warrants, being July 28, 1995.

4. The warrants have been issued initially in the name of Nathan Shilo as trustee for the recipients of the warrants. The warrants will be held by the trustee until they are vested at which time the trustee will convey the warrant to the recipients.

         The exercisability of each of these warrants shall begin on the first day of the vesting of each of the warrants as described in paragraph 6 of this Agreement and shall continue for a period of 5 years from that date at which time they will expire without value.

6. The warrants shall vest in three separate amounts each with their own vesting _ period as outlined in the following schedule.

         A. For the period July 1, 1995 to June 30, 1996 shall vest on July 1, 1996 110,000 warrants at the exercise price of $12.75.

         B. For the period July 1, 1995 to June 30 1997 shall vest on July 1, 1997 110,000 warrants at the exercise price of $14.25.

         C.      For the period July 1, 1995 to June 30, 1998 shall vest on
                 July 1, 1988, 110,000 warrants at the exercise price of $14.25.




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
                                                            EXHIBIT A
                 Phillipe Scwarz                              50,000

                 Guy Avidan                                   50,000

                 Danny Yelin                                  30,000

                 Yacov Sfadya                                 30,000

                 Erez Resenthal                               30,000

The Managing directors of Nbase communications Ltd shall provide a list of additional employees of Nbase communications Ltd, and additional employees including Hanoch Eldar and others by agreement to whom an additional 70,000 warrants shall be granted.

The remaining 70,000 warrants shall be held by the trustee for later grant as determined at a later date by the managing directors or Nbase Communications Ltd. subject to the approval of the board of directors of MRV.















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APPENDIX

In exchange for receipt of the warrants granted to me in the M. R. V. plan for the grant of warrants dated 7.1.95, I hereby agree as follows:

1. Any taxes I incur in connection with any of the following transactions shall be borne exclusively by me and I will hold the company harmless from any claims arising from my failure to pay such taxes when due.

2. This plan supersedes, replaces and cancels any and all prior commitments, written or unwritten, made to me by MRV, it's subsidiaries and/or any of its employees, consultants or anyone else acting on their behalf.